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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                  CONTACT:      RICHARD WILEY
                                                     SAMSONITE CORPORATION
                                                     (303) 373-6373


                        SAMSONITE AMENDS BANK AGREEMENT

     DENVER, Colorado, October 21, 1998 -- SAMSONITE CORPORATION (NASDAQ: SAMC) today announced that the lenders under its Senior Credit Facility have agreed to amend certain financial covenants under the facility to give the Company additional margin to operate under these covenants.

     As previously announced on August 11, 1998, the Company's expected results for the second quarter ended July 31, 1998 were below the forecast included in the Company's report on Form 8-K filed with the SEC on May 20, 1998, primarily because of a computer conversion problem which virtually halted shipments in the United States during the first three weeks of July. The Company also announced that its second quarter results were adversely affected by a number of factors affecting the U.S. economy and luggage market in general, including weaker than anticipated demand, industry-wide excess inventory levels at retail, numerous discount luggage promotions and, to a lesser extent, economic conditions in Asia and Latin America. Although shipping issues associated with the computer conversion problem have been resolved, and the Company is now shipping at normal levels, this problem also slowed shipments in the United States during the first month of the Company's third quarter, its most important shipping season. As a result of these delays and the continuation of the conditions in the U.S. economy and luggage market that adversely affected the second quarter, the Company expects to continue to underperform the May 20 forecast in the third quarter.

     The Company stated that in view of the foregoing, the May 20 forecasts included in the Form 8-K are out of date and should not be relied upon.

     Samsonite is one of the world's largest manufacturers and distributors of luggage and markets its products primarily under the SAMSONITE, AMERICAN TOURISTER, and LARK brand names.

     Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause future performance to be materially different from any future estimated results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to resolve customer issues within anticipated time frames; ability to achieve sufficient sales levels to yield planned production efficiencies and absorption of fixed costs; customer acceptance of new products; general economic and business conditions; industry capacity; changes in customer preferences; demographic changes; competition; changes in methods of distribution and technology; the loss of any significant customers; completion of new product developments within anticipated time frames; changes in interest rates and currency exchange rates; and other factors beyond the Company's control. Any reference contained herein to the forecasts included in the Company's report on Form 8-K filed with the SEC on May 20, 1998 should not be construed as an update of such forecasts or as assurance that such forecasts will be realized; as indicated above, the Company has determined that the forecasts are now out of date and should not be relied upon.